Exhibit 10.1

                            EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT, dated as of August 1, 2003, between Marvel Enterprises, Inc., a Delaware corporation (the "Company") and Timothy Rothwell (the "Executive").

          WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

          1. Employment, Duties and Acceptance.

          1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as President, Consumer Products Group or in such other executive position as may be mutually agreed upon by the Company and the Executive. The Executive shall report to the Company's Chief Executive Officer and Board of Directors and shall perform such other duties consistent with such positions as may be assigned to the Executive by the Company's Chief Executive Officer or the Board of Directors.

          1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment and to use the Executive's professional efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be.

          1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the principal executive office of the Company in New York City, subject to customary travel requirements on behalf of the Company.

          2. Term of Employment

          2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on September 3, 2003 (the "Effective Date") and shall end on the date that is two years after the Effective Date (the "Expiration Date"). The Term shall end earlier than the Expiration Date if sooner terminated pursuant to Section 4 hereof.



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          3. Compensation; Benefits.

          3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of three hundred eighty-five thousand dollars ($385,000) less such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing. The Executive's base salary shall be reviewed no less frequently than annually by the Board of Directors and may be increased, but not decreased, by the Board of Directors. The Executive's base salary as in effect from time to time is referred to in this Agreement as the "Base Salary".

          3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1 hereof, the Executive will be entitled to receive the following:

          (a) a bonus of fifty thousand dollars ($50,000), less any amounts paid to the Executive pursuant to the consultancy agreement between the Company and the Executive dated July 24, 2003, payable within ten days after the Effective Date; provided, that such bonus shall be fully refundable by the Executive to the Company in the event that the Term is terminated within six months of the Effective Date by the Executive other than pursuant to Section 4(a) hereof; and

          (b) a cash bonus in respect of calendar year 2003 and thereafter based in part upon the attainment of performance goals set by the Board of Directors (the "Bonus Performance Goals"). The Executive's target annual bonus amount shall be 50% of his base salary for the year; provided that for calendar year 2003, Executive shall receive the amount to which he may be entitled under the 2003 bonus program on the assumption that he has been employed for the entire year or $192,500, whichever is greater (the "2003 Bonus"). Each annual bonus, including the 2003 Bonus, shall be paid when annual bonuses are paid generally to the Company's other senior executive officers but in no event later than the ninetieth day of the next calendar year.

          3.3 Business Expenses. The Company shall pay for or reimburse the Executive for all reasonable expenses actually incurred by or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers.

          3.4 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks per year taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a calendar year shall be forfeited.

          3.5 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees generally, together with executive medical benefits for the Executive, as from time to time in effect for executive employees of the Company generally.



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          3.6  Additional  Benefits.  During the Term,  the  Executive  shall be entitled to such other benefits as are specified in Schedule I to this Agreement.


          4. Termination.

          4.1 Death. If the Executive shall die during the Term, the Term shall terminate immediately.

          4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's principal services hereunder for
(i) a period of four consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term.

          4.3 Cause. The Term may be terminated by the Company upon notice to the Executive upon the occurrence of any event constituting "Cause" as defined herein. As used herein, the term "Cause" means: (i) the Executive's willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4.3(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) material breach by the Executive of any of his obligations under Section 5 hereof; (iii) any willful and intentional acts of the Executive involving fraud, theft, misappropriation of funds, embezzlement or material dishonesty affecting the Company or willful misconduct by the Executive which has, or could reasonably be expected to have, a material adverse effect on the Company; or (iv) the Executive's conviction of, or plea of guilty or nolo contendre to, an offense which is a felony in the jurisdiction involved.

          4.4 Permitted Termination by the Executive. (a) The Term may be terminated by the Executive upon notice to the Company of any event constituting "Good Reason" as defined herein. As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the
Executive: (i) assignment of the Executive to duties materially inconsistent with the Executive's positions as described in Section 1.1 hereof, or any significant diminution in the Executive's duties or responsibilities, other than in connection with the termination of the Executive's employment for Cause or disability or by the Executive other than for Good Reason; (ii) any material breach of this Agreement by the Company which is continuing; or (iii) a change in the location of the Executive's principal place of employment to a location other than as specified in Section 1.3 hereof; provided, however, that the Executive shall not be deemed to have Good Reason pursuant to clauses (i) and
(ii) above unless the Executive gives the Company written notice that the specified conduct or event has occurred and making specific reference to this
Section 4.4 and the Company fails to cure such conduct or event within thirty
(30) days of receipt of such notice; provided, further, that such thirty-day period shall be replaced, in the case of a breach by the Company that consists of a failure to pay the Executive his Base Salary, by a period of five (5) business days.



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          (b) The Term may be terminated by the Executive at any time by giving the Company a notice of termination specifying a termination date no less than sixty (60) days after the date the notice is given.

          4.5 Severance. (a) If the Term is terminated pursuant to Section 4.1,
4.2 or 4.3 hereof, or by the Executive other than pursuant to Section 4.4(a), the Executive shall be entitled to receive his Base Salary, benefits and reimbursements provided hereunder at the rates provided in Sections 3.1, 3.5 and
3.6 hereof to the date on which such termination shall take effect. In addition, if the Term is terminated pursuant to Section 4.1 or 4.2, the Executive shall also be entitled to receive any bonus which has been awarded under Section 3.2 in respect of a previously completed fiscal year but which has not yet been paid and a pro rata portion (based on time) of the annual bonus for the year in which the termination date occurs (a "Pro Rata Bonus"). The Pro Rata Bonus to which the Executive is entitled, if any, for each year other than 2003 shall be determined by reference to the attainment of the performance goals referred to in Section 3.2 as of the end of the fiscal year in which termination of employment occurs and shall be paid when bonuses in respect of that year are generally paid to the Company's other executives but in no event later than the ninetieth day of the next fiscal year.

          (b) Except as provided in Section 4.5(c), if the Term is terminated by the Executive pursuant to clauses (i), (ii) or (iii) of Section 4.4(a) or by the Company other than pursuant to Section 4.1, 4.2 or 4.3, the Company shall continue thereafter to provide the Executive (i) payments of Base Salary in the manner and amounts specified in Section 3.1 until the twelve (12) month anniversary of the date of termination, (ii) if termination occurs at any time after a bonus has been awarded under Section 3.2 in respect of a previously completed fiscal year and prior to the time that the bonus has been paid, the amount of that bonus, (iii) a Pro Rata Bonus for the year in which termination occurs and (iv) fringe benefits in the manner and amounts specified in Section
3.5 until the earlier of the Expiration Date, the period ending on the date the Executive begins work as an employee or consultant for any other entity or twelve (12) months after the date of termination. In addition, all equity arrangements provided to the Executive hereunder or under any employee benefit plan of the Company shall continue to vest for the period specified in clause
(iv) of this Section 4.5(b) (unless vesting is accelerated upon the occurrence of a Third Party Change in Control as described in Section 4.5(d)) and shall remain exercisable for ninety days after the end of that period. Bonuses payable pursuant to this Section 4.5(b), other than the Pro Rata Bonus, shall be payable in the manner described in Section 3.2. The Pro Rata Bonus to which the Executive is entitled, if any, shall be paid within the time period provided in
Section 4.5(a). The Executive shall have no duty or obligation to mitigate the amounts or benefits required to be provided pursuant to this Section 4.5(b), nor shall any such amounts or benefits be reduced or offset by any other amounts to which Executive may become entitled; provided, that if the Executive becomes employed by a new employer or self-employed prior to the earlier of the Expiration Date or twelve (12) months after the date of termination, the Base Salary payable to the Executive pursuant to this Section 4.5(b) shall be reduced by an amount equal to the amount earned from such employment with respect to that period (and the Executive shall be required to return to the Company, without interest, any amount by which such payments pursuant to this Section 4.5(b) exceed the Base Salary to which the Executive is entitled after giving effect to that reduction) and, if the Executive becomes eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits provided under this Section 4.5(b) shall be terminated. As a condition to the Executive receiving the payments under Section 4.5(b), the Executive agrees to permit verification of his employment records and Federal income tax returns by an independent attorney or accountant, selected by the Company but reasonably acceptable to the Executive, who agrees to preserve the confidentiality of the information disclosed by the Executive except to the extent required to permit the Company to verify the amount received by Executive from other active employment.



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          (c) If the Term is terminated by the Executive pursuant to Section
4.4(a), or by the Company other than pursuant to Section 4.1, 4.2 or 4.3, and, in any such event, the termination shall occur upon or within twelve (12) months following the occurrence of a Third Party Change in Control (as defined in Section 4.5(d)) or in contemplation of a Third Party Change in Control, the Company shall thereafter provide the Executive (i) an amount equal to two (2) times the sum of (x) the then current Base Salary and (y) the average of the two most recent annual bonuses paid (treating any annual bonus which is not paid as a result of the Executive's failure to attain the Bonus Performance Goals as having been paid in an amount equal to zero) to the Executive during the Term (or if only one annual bonus has been paid, the amount of that annual bonus, to be paid in a lump sum within 30 days after the date of termination), and (ii) benefits in the manner and amounts specified in Section 3.5 until twelve (12) months after the date of termination or, with respect to medical and other welfare benefits, when the Executive becomes eligible to receive medical or other welfare benefits under another employer provided plan if sooner than twelve (12) months after the date of termination. In addition, all equity arrangements provided to the Executive hereunder or under any employee benefit plan of the Company shall continue to vest until twelve (12) months after the date of termination unless vesting is accelerated upon the occurrence of the Third Party Change in Control as described in subparagraph (d) below.

          (d) For purposes of this Agreement, a Third Party Change in Control shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an Excluded Person or Excluded Group (as defined below) (hereinafter, a "Third Party"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company, (ii) the Company is a party to any merger, consolidation or similar transaction as a result of which the shareholders of the Company immediately prior to such transaction beneficially own securities of the surviving entity representing less than fifty percent (50%) of the combined voting power of the surviving entity's outstanding securities entitled to vote in the election of directors of the surviving entity or (iii) all or substantially all of the assets of the Company are acquired by a Third Party. "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the voting stock of the Company "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the voting stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group. "Excluded Person" means Isaac Perlmutter and Avi Arad or any of their affiliates.



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          (e) (i) If any payment or benefit (within the meaning of Section
280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to the Executive or for the Executive's benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive's employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a "Parachute Payment" or "Parachute Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown to be due on the Executive's return), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

          (ii) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by the Company's regular outside auditors (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten days of the Termination Date if applicable, or promptly upon request by the Company or by the Executive (provided the Executive reasonably believes that any of the Parachute Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Parachute Payment or Parachute Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Parachute Payment or Parachute Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 4.5(e)(ii) shall be paid by the Company to the Executive within ten days of the receipt of the accounting Firm's determination notwithstanding the existence of any Dispute. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 4.5(e)(iii) below. The Company and the Executive shall resolve any Dispute in accordance with the terms of this Agreement.

          (iii) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, the parties acknowledge that it is possible that a



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Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive's tax liability (whether in respect of the Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Parachute Payment or Parachute Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment,
(ii) upon a determination by a court, (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive's satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown to be due on the Executive's return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Parachute Payment or Parachute Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excise Payment and upon either
(x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

          (iv) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Parachute Payment or Parachute Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Parachute Payment or Parachute Payments or the Gross Up Payment.

          (f) Except as provided in this Section 4.5, pursuant to the Marvel Enterprises, Inc. Stock Incentive Plan as provided in Schedule I to this Agreement and as required by law, the Company shall have no further obligation to the Executive after termination of the Term.



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          5. Protection of Confidential Information; Non-Competition

          5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, as well as plans for future developments by the Company, the Executive agrees:

          5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company ("Confidential Information"), learned by the Executive
(i) in the course of his communications with the Company and its representatives heretofore with respect to his service as a consultant to the Company or his prospective employment hereunder or (ii) hereafter, and not to use or disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent; provided, however, that the restrictions of this Section 5.1.1 shall not apply to that part of the Confidential Information that the Executive demonstrates is or becomes generally available to the public other than as a result of a disclosure by the Executive or is available, or becomes available, to the Executive on a non-confidential basis, but only if the source of such information is not known by the Executive to be prohibited from transmitting the information to the Executive by a contractual, legal, fiduciary, or other obligation; and

          5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control. The Executive shall be entitled, however, to retain a copy of any such materials that (i) were in his possession before his employment hereunder and (ii) are in his "Rolodex"; provided that, in either case, the Company shall also retain a copy.

          5.2 For a period of one (1) year after he ceases to be employed by the Company under this Agreement or otherwise, if such cessation arises pursuant to
Section 4.3, or as a result of termination by the Executive which is not pursuant to Section 4.4(a) or is otherwise in breach of this Agreement, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, DC Comics; and the Executive shall not become interested in DC Comics, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of any publicly traded capital stock of DC Comics or any parent entity of DC Comics.



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          5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1 or Section 5.2 hereof, the Company shall have the following rights and remedies:

          5.3.1 The right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, as any such breach or threatened breach may cause irreparable injury to the Company and money damages will not provide an adequate remedy to the Company; and

          5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a material breach of any of the provisions of Section 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          5.4 If any of the covenants contained in Section 5.1 or Section 5.2 hereof, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

          5.5 If any of the covenants contained in Sections 5.1 or 5.2 hereof, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

          5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 hereof upon the courts of New York State and of any other state within the geographical scope of such covenants where the Executive maintains his principal office at the time of enforcement. In the event that the courts of either such state shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of the other such state as to breaches of such covenants in such other state , the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

          5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Section 5.1 or
Section 5.2 hereof or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.



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          6. Inventions and Patents.

          The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company (collectively, "Inventions") shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall promptly disclose such Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by the Executive in connection therewith, (a) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (b) sign all papers necessary to carry out the foregoing; and (c) give testimony in support of the Executive's inventorship.

          7. Inventions and Patents; Intellectual Property.

          (a) The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company or for one year thereafter (collectively, "Inventions") shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall promptly disclose such Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by the Executive in connection therewith, (a) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (b) sign all papers necessary to carry out the foregoing; and (c) give testimony in support of the Executive's inventorship.

          (b) The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.



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

          8. Indemnification.

          To the fullest extent permitted by applicable law, Executive shall be indemnified and held harmless for any action or failure to act in his capacity as an officer or employee of the Company or any of its affiliates or subsidiaries. In furtherance of the foregoing and not by way of limitation, if Executive is a party or is threatened to be made a party to any suit because he is an officer or employee of the Company or such affiliate or subsidiary, he shall be indemnified against expenses, including reasonable attorney's fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this
Section 8 shall be in addition to any other indemnification by the Company of its officers and directors. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by the Company. Such undertaking shall be accepted without reference to the financial ability of Executive to make repayment. The provisions of this Section 8 shall apply as well to the Executive's actions and omissions as a trustee of any employee benefit plan of the Company, its affiliates or subsidiaries.

          9. Arbitration; Legal Fees

          Except with respect to injunctive relief under Section 5 of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be resolved exclusively by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The parties agree to allow discovery in accordance with the Federal Rules of Civil Procedure then in effect. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall reimburse the Executive's reasonable costs and expenses incurred in connection with any arbitration proceeding pursuant to this Section 9 if the Executive is the substantially prevailing party in that proceeding.

          10. Notices.

          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):



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

                  If to the Company, to:

                           Marvel Enterprises, Inc.
                           10 East 40th Street
                           New York, New York 10016
                           Attention: President

                  If to the Executive, to:

                           Timothy Rothwell
                           -----------------

                  with a copy to:

                           Nelson Felker LLP
                           10880 Wilshire Boulevard, Suite 2070
                           Los Angeles, CA  90024
                           Attn: Patti Felker, Esq.


          11. General.

          11.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

          11.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          11.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement expressly supersedes all agreements and understandings between the parties regarding the subject matter hereof and any such agreement is terminated as of the date first above written.

          11.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate (provided, that the Company shall not be relieved thereby of any of its obligations hereunder) or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.



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

          11.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          11.6 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          12. Subsidiaries and Affiliates.

          As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


COMPANY:
MARVEL ENTERPRISES, INC.                        EXECUTIVE:


By::/s/ Allen S. Lipson                         /s/ Timothy Rothwell
    -------------------------                   -------------------------
    Allen S. Lipson                             Timothy Rothwell
    President and Chief Executive Officer



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


                                   SCHEDULE I

Additional Benefits:

1. Automobile Allowance. The Executive shall be eligible for an automobile allowance in the amount of $1,100 per month in accordance with the Company's policy.

2. Relocation Expenses. The Executive shall be reimbursed for reasonable moving expenses (after receiving multiple bids) in connection with his and his family's relocating to the New York City area from California.

3. Housing Search Expense. The Executive shall be reimbursed for up to three (3) round-trip coach-class airline tickets from California to the New York City area plus hotel, food and transportation for each of the Executive and his wife for the purpose of their searching for housing in the New York City area.

4. Temporary Housing Expense. The Executive shall be reimbursed at a rate not to exceed $6,000 per month, for a maximum of four months, for temporary housing expenses for himself and his family during the time in which they are looking for permanent housing in the New York City area. In the event of extraordinary and unforeseen circumstances, the period of such reimbursement shall be extended for a further two months.

5. Stock Incentive Plan. As set forth in the consultancy agreement between the Company and the Executive dated July 24, 2003, the Executive shall be eligible to participate in the Marvel Enterprises, Inc. 1998 Stock Incentive Plan (the "Stock Incentive Plan"). Pursuant to the consultancy agreement, the Executive has already been made entitled to receive 150,000 options to purchase shares (the "Shares") of the common stock, par value $.01 per share ("Common Stock"), of the Company pursuant to the terms of the Stock Incentive Plan and related Stock Option Agreement subject to the terms and conditions approved by the committee of the Board of Directors of the Company which administers the Stock Incentive Plan. The Executive's participation in the Stock Incentive Plan shall not be, or be deemed to be, a fringe benefit or additional benefit for purposes of Section 4.5(b)(iv) of this Agreement, and the Executive's stock option rights shall be governed strictly in accordance with the Stock Incentive Plan and the related Stock Option Agreement. In the event of any conflict among this Agreement, the consultancy agreement, the Stock Incentive Plan and the related Stock Option Agreement, or any ambiguity in any such agreements, the Stock Incentive Plan and the related Stock Option Agreement shall control.

6. Directors and Officers Insurance. In the event that the Executive serves as an officer or director of the Company or any subsidiary or affiliate of the Company in accordance with Section 1.2 hereof, the Executive shall be covered by the Company's directors' and officers' insurance policy(ies) in place at the time.



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


7. COBRA Reimbursements. The Company shall reimburse the Executive for COBRA health benefits paid for the period of the Term prior to the Executive's eligibility for medical benefits pursuant to Section 3.5 of the Agreement.


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